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                                                                 EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Sepracor Inc. on Forms S-8 (File Nos. 33-43460, 33-44808, 33-48428,
333-05217, 333-05219, 333-94774, 333-48719, 333-05221, 333-58557, 333-58559,
333-58563, 33-48429, 33-63710 and 33-79724) and Forms S-3 (File Nos. 333-460,
333-51879, and 333-75561) of our reports dated February 19, 1999, except as to the information in Note W for which the date is February 25, 1999, on our audits of the consolidated financial statements and financial statement schedule of Sepracor, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which reports are incorporated by reference in this Annual Report on Form 10-K/A.

                                            /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 23, 1999